Exhibit (g-4)

AMENDMENT TO CUSTODIAN AGREEMENT

THIS AMENDMENT to Custodian Agreement (this “Amendment”) is dated as of December 20, 2017 , by and between each of the management investment companies (each, the “Fund”) set forth on Exhibit I to the Agreement (defined below) registered with the Securities and Exchange Commission under the Investment Company Act of 1940 acting on behalf of their respective portfolios thereof, if any (each, a “Portfolio”) and Brown Brothers Harriman & Co. (“BBH&Co.”).

Reference is made to the Custodian Agreement dated as of February 29, 2008 by and between the Fund and BBH&Co., as amended from time to time and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Fund and BBH&Co. desire to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	The Agreement is hereby amended in Section 2, by adding at the end thereof the following additional Section 2.4 and 2.4.1

2.4 By providing an Instruction in respect of an Investment (which Instruction may relate to among other things, the processing of orders and/or settlement of transactions in funds), the Fund hereby (i) authorizes BBH&Co. to complete such documentation as may be required or appropriate to carry out the Instruction, and agrees to be contractually bound to the terms of such documentation “ as is “ without recourse against BBH&Co.; (ii) represents, warrants and covenants that it has accepted and agreed to comply with all Applicable Law, terms and conditions to which it and/or its Investment may be bound, including without limitation, requirements imposed by the Investment prospectus or offering circular, subscription agreement, any application or other documentation relating to an Investment (e.g., compliance with suitability requirements and eligibility restrictions and requirements that all such documentation relating to the investment has been received, read and understood by the Fund (for itself and/or its customer); (iii) acknowledges and agrees that BBH&Co. will not be responsible for the accuracy of any information provided to it by or on behalf of the Fund, or for any underlying commitment or obligation inherent to an Investment; (iv ) except as otherwise provided for in Section 2.4.1, represents, warrants and covenants that it will not effect any sale , transfer or disposition of Investment(s) held in BBH&Co.’s name by any means other than the issuance of an Instruction by the Fund to BBH&Co.; (v) acknowledges that collective investment schemes (and /or their agent(s)) in which the Fund invests may pay to BBH&Co. certain fees (including without limitation, shareholder servicing and/or trailer fees) in respect of the Fund’s investments in such schemes; (vi) agrees that BBH&Co. shall have no obligation or responsibility whatsoever to respond to, or provide capital in connection with any capital calls, letters of intent or other requirements as set out in the prospectus or offering circular of an Investment; (vii) represents, warrants and covenants that it will provide BBH&Co. with such information as is necessary or appropriate to enable BBH&Co.’s performance pursuant to an Instruction or under this Agreement; (viii) undertakes to inform BBH&Co. and to keep the same updated as any tax withholding or benefit to which an Investment may be subject; (ix) authorizes BBH&Co. to furnish the customer due diligence records maintained by BBH&Co. on the Fund and its beneficial owners to the transfer agent or other agent of an issuer of an Investment to satisfy regulatory obligations; (x) represents and warrants that to the extent the Fund provides BBH&Co. with any personal data or personally identifiable information in connection with an Investment, the Fund will have obtained the consent of the applicable individuals to provide such data and information to BBH&Co. and the Fund and to the use of such data and information as described in the applicable account opening, subscription and related Fund documentation; (xi) acknowledges that BBH&Co. shall have no obligation to fund any order placed by the Fund for which the Fund does not have sufficient cash on deposit with BBH&Co.; and (xii) agrees that BBH&Co . shall be held harmless for the acts, omissions or any unlawful activity of any agent of the Fund, or any transfer agent or other agent of an Investment in which the Fund may invest.

2.4.1 To the extent that the Fund holds Investments in an account opened in the name of BBH&Co. as custodian for and at the direction of the Fund, and the Fund requests that BBH&Co. provide the Fund with the capability to place orders in fund shares directly with such fund companies and/or their transfer agents which shall be settled in an account established with each such fund company or its transfer agent, the Fund hereby acknowledges that BBH&Co . is under no obligation to agree to such arrangement but if BBH&Co. so agrees, the Fund (i) acknowledges that all relevant terms under Section 2.4 above apply thereto, (ii) authorizes BBH&Co. as custodian, to grant a limited power of attorney to the Fund or its designated agent to enable the Fund to place orders in fund shares directly with the fund companies and/or their transfer agents, (iii) agrees to ensure that any instructions issued by the Fund or its designated agent shall also be concurrently submitted to BBH&Co., and (iv) shall adhere to any BBH&Co . procedures established with each such fund or its transfer agent with respect thereto including, but not limited to, the terms of the limited power of attorney. The Fund also acknowledges and agrees that (I) BBH&Co. is acting solely in its capacity as custodian and is not acting as a broker or introducing broker on behalf of the Fund, (2) BBH&Co. is not receiving compensation in connection with the Fund’s own execution hereunder of trades with each such fund other than its usual and customary custody fees and transaction charges, (3) it will provide such account opening information to each such fund and/or transfer agent as and when requested by such fund and/or transfer agent, and (4) BBH&Co. is not responsible for (a) providing information published by the relevant distributor of each such fund including, but not limited to, the prospectus for each such Investment in a fund or for resolving execution queries or complaints relative to any such Investment, and (b) assessing the suitability of any such Investment placed directly by the Fund.

2.	The Agreement is further amended by adding at the end thereof the schedule titled “US Money Market Fund Investment Schedule to Custodian Agreement” attached hereto as Exhibit A.

3.

This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. A facsimile transmission or other electronic mail transmission (e.g. “.pdf’ or “.tif”) of the Amendment shall be acceptable evidence of the existence of the Amendment and the Custodian shall be protected in relying on the facsimile or electronic mail transmission of a .pdf or .tif until the Custodian has received the original of the Amendment.

4.

This Amendment, together with the Agreement, constitutes the entire agreement of the pa11ies with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

5.	This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Eruch A. Mody

Name:	Eruch A. Mody
Title:	Senior Vice President
Date:	December 21, 2017

EACH OF THE MANAGEMENT INVESTMENT COMPANIES SET FORTH

ON EXHIBIT 1 TO THE CUSTODIAN AGREEMENT ACTING ON BEHALF

OF THEIR RESPECTIVE PORTFOLIOS THEREOF, IF ANY

By:	/s/ Lisa Moss

Name:	Lisa Moss
Title:	Assistant Secretary
Date:	December 20, 2017

EXHIBIT A

US MONEY MARKET COMPANY INVESTMENTS SCHEDULE TO CUSTODIAN AGREEMENT

TERMS & CONDITIONS

FOR PROCESSING ORDERS IN U.S. MONEY MARKET COMPANYS (“US MMF T&C”)

This US MMF T&C supplements the Custodian Agreement by and between each of the management investment companies (each, the “Client”) set forth on Exhibit 1 to the Custodian Agreement registered with the Securities and Exchange Commission under the Investment Company Act of 1940 acting on behalf of their respective portfolios thereof, if any (each, a “Portfolio”) and Brown Brothers Harriman & Co. (“BBH”) dated February 29, 2008, as amended from time to time (the “Custodian Agreement”), and provides terms and conditions related to Instructions to BBH thereunder to process orders in and custody shares of U.S. registered investment companies that hold themselves out as money market companys (“MMFs”), if any. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Custodian Agreement.

US MMFs are subject to various requirements under Rule 2a-7 under the Investment Company Act of 1940 (the “1940 Act”), as adopted by the Securities and Exchange Commission on July 23, 2014 (as further amended from time-to-time, “Rule 2a-7”).

The MMFs will disclose in their prospectus and statement of additional information, as amended from time to time, that the MMFs are subject to certain limitations and restrictions pursuant to amendments to Rule 2a-7, including provisions relating to the calculation of net asset values (“NA Vs”), imposition of liquidity fees on redemptions (“liquidity fees”) or the temporary suspension of redemptions (a “redemption gate”), and shareholder eligibility requirements.

If Client provides BBH with an Instruction to process orders for transactions in MMFs and/or requires BBH to service shares of MMFs, Client shall assist and cooperate with BBH, the MMFs and the MMFs’ agents to comply with Rule 2a-7. Without limitation on the foregoing, Client order processing and custody of shares of MMFs are subject to the following additional terms and conditions.

1)	Orders in MMFs.

a)	Any Instruction by the Client to purchase any MMF shall be based on the gross dollar amount of the value of shares to be purchased.

b)

Any Instruction by the Client for subscriptions, exchanges or redemption orders in any MMF shall be made gross and shall not net any subscription, exchange or redemption orders in any MMF, including any orders originating from underlying customers of the Client, if any.

2)	Liquidity Fees and Gates.

a)

Client (and not BBH) will be responsible for reviewing any disclosure on a MMF website providing notice to shareholders and prospective shareholders of liquidity of the MMF and when liquidity fees or redemption gates are imposed or lifted and Client agrees that BBH is not responsible for notifying the Client of the imposition by an MMF of any such event or reconfirming the Client’s intent to transact in a MMF when a liquidity fee or redemption gate is in effect.

b)

If a liquidity fee is implemented by a MMF, BBH will not be directly responsible for calculating or withholding the liquidity fee, but will apply any liquidity fee calculated and withheld by the MMF from any order as notified by the MMF or Distributor to BBH.

c)

If a redemption gate is implemented by a MMF, Client acknowledges and agrees that any redemption or exchange orders in the MMF made by Client while the redemption gate is in effect may be rejected by the MMF, and that BBH is responsible for rejecting only those orders that BBH has been notified have been rejected by the MMF or its agents. Client shall endeavor not to instruct BBH to place an order for a redemption in a MMF when a redemption gate is in effect for such MMF.

3)	Retail MMFs.

BBH does not support and is not responsible for the order processing, purchase, exchange, redemption, settlement, custody or other servicing of shares of Retail MMFs (as defined in Rule 2a-7(a)(25)). Client shall establish policies, procedures and internal controls reasonably designed to ensure that it does not, and shall not, submit any request or other instruction to BBH to purchase or exchange shares of a Retail MMF.

4)	No Agency.

With respect to orders in a MMF:

a)	BBH generally elects not serve as the MMF’s dealer, agent, or designee for purposes of Rule 22c- I under the 1940 Act in connection with the receipt of orders;

b)	Accordingly, the MMF will apply a NA V calculation based on the time that the MMF accepts the order in good form from BBH, and not the time the Client instructs BBH to process the order; and

c)

Neither BBH nor the MMF or its distributor is responsible for any losses arising from orders accepted by BBH before, but received and accepted by the MMF after, a NAV calculation time, or imposition of a liquidity fee or redemption gate.

Any order for shares in a MMF placed and held in custody by BBH will be made in reliance upon the terms hereof.

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